Exhibit 10.3
SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of February 22, 2022, by and between BCORE PARADISE LLC, a Delaware limited liability company (“Landlord”), and BELLAGIO, LLC, a Nevada limited liability company (“Tenant”).

RECITALS

A.Landlord and Tenant have entered into that certain Lease dated as of November 15, 2019, as amended by that certain First Amendment to Lease, dated as of April 14, 2021 (the “Lease”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Lease as hereinafter defined.

B.Landlord and Tenant desire to amend the Lease as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I AMENDMENT TO LEASE

1.1Radius. Section 13.6 of the Lease is hereby amended and restated as follows:

“Blanket Policy. Any blanket insurance policy shall specifically allocate to the Leased Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate policy insuring only the Leased Property hereof, subject to review and approval by Landlord based on the schedule of locations and values, and such other documentation required by Landlord. Further, to the extent the policies are maintained pursuant to a blanket insurance policy that covers more than one location within a one thousand foot radius of the Leased Property (the “Radius”), the limits of such blanket insurance policy must be sufficient to maintain property and terrorism coverage as set forth in this Section for the Leased Property and any and all other locations combined within the Radius that are covered by such blanket insurance policy calculated on a total insured value basis. Notwithstanding the foregoing, to the extent not prohibited by the Facility Mortgage Documents, Landlord and Tenant acknowledge and agree that with respect to the Leased Property and the Aria Resort & Casino, the parking garage located at the Leased Property shall not count towards the calculation of such Radius.

1.2No Further Amendment. The Lease shall remain in full force and effect, unmodified, except as expressly set forth in Section 1.1 above

1.3Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to conflicts of laws principals.

1.4Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, this Second Amendment to Lease has been executed by Landlord and Tenant as of the date first written above.

LANDLORD:

BCORE PARADISE LLC,
a Delaware limited liability company

By:	/s/ Brian Lin
Name:
Title:

TENANT:

BELLAGIO, LLC,
a Nevada limited liability company

By:	/s/ Jessica Cunningham
Name:	Jessica Cunningham
Title	Assistant Secretary